Exhibit 99.4

Item 1.	Financial Statements

CLEARWIRE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except par value)

	March 31, 2011	December 31, 2010
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$181,933	$1,230,242
Short-term investments	1,019,610	502,316
Restricted cash	1,000	1,000
Accounts receivable, net of allowance of $4,330 and $3,792	52,752	24,653
Notes receivable	5,213	4,899
Inventory, net	17,179	17,432
Prepaids and other assets	84,552	77,681

Total current assets	1,362,239	1,858,223
Property, plant and equipment, net	4,219,272	4,447,374
Restricted cash	14,717	29,355
Long-term investments	43,706	15,251
Spectrum licenses, net	4,337,824	4,348,882
Other intangible assets, net	55,887	60,884
Investments in equity investees	14,003	14,263
Other assets	166,134	169,489
Assets of discontinued operations (Note 18)	72,627	96,765

Total assets	$10,286,409	$11,040,486

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$407,978	$448,789
Other current liabilities	300,621	226,997

Total current liabilities	708,599	675,786
Long-term debt, net	4,025,170	4,017,019
Deferred tax liabilities, net	775	838
Other long-term liabilities	461,928	444,774
Liabilities of discontinued operations (Note 18)	37,632	32,071

Total liabilities	5,234,104	5,170,488
Commitments and contingencies (Note 12)
Stockholders’ equity:
Class A common stock, par value $0.0001, 1,500,000 shares authorized; 245,627 and 243,544 shares issued and outstanding, respectively	24	24
Class B common stock, par value $0.0001, 1,000,000 shares authorized; 743,481 shares issued and outstanding	74	74
Additional paid-in capital	2,232,088	2,221,110
Accumulated other comprehensive income	4,592	2,495
Accumulated deficit	(1,127,448)	(900,493)

Total Clearwire Corporation stockholders’ equity	1,109,330	1,323,210
Non-controlling interests	3,942,975	4,546,788

Total stockholders’ equity	5,052,305	5,869,998

Total liabilities and stockholders’ equity	$10,286,409	$11,040,486

See accompanying notes to Unaudited Condensed Consolidated Financial Statements.

CLEARWIRE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Revenues	$236,808	$100,762
Operating expenses:
Cost of goods and services and network costs (exclusive of items shown separately below)	240,145	149,524
Selling, general and administrative expense	214,864	203,409
Depreciation and amortization	182,474	75,527
Spectrum lease expense	74,821	66,691
Loss from abandonment of network and other assets	171,862	611

Total operating expenses	884,166	495,762

Operating loss	(647,358)	(395,000)
Other income (expense):
Interest income	840	1,246
Interest expense	(119,920)	(33,837)
Loss on derivative instruments	(26,781)	—
Other expense, net	290	1,227

Total other income (expense), net	(145,571)	(31,364)

Loss from continuing operations before income taxes	(792,929)	(426,364)
Income tax provision	(231)	(578)

Net loss from continuing operations	(793,160)	(426,942)
Less: non-controlling interests in net loss from continuing operations of consolidated subsidiaries	576,283	335,515

Net loss from continuing operations attributable to Clearwire Corporation	(216,877)	(91,427)
Net loss from discontinued operations attributable to Clearwire Corporation (Note 18)	(10,078)	(2,665)

Net loss attributable to Clearwire Corporation	$(226,955)	$(94,092)

Net loss from continuing operations attributable to Clearwire Corporation per Class A common share:
Basic	$(0.89)	$(0.46)

Diluted	$(0.89)	$(0.47)

Net loss attributable to Clearwire Corporation per Class A common share:
Basic	$(0.93)	$(0.47)

Diluted	$(0.93)	$(0.48)

See accompanying notes to Unaudited Condensed Consolidated Financial Statements.

CLEARWIRE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2011	2010
Cash flows from operating activities:
Net loss from continuing operations	$(793,160)	$(426,942)
Adjustments to reconcile net loss to net cash used in operating activities:
Deferred income taxes	(63)	222
Losses from equity investees, net	251	333
Non-cash loss on derivative instruments	26,781	—
Accretion of discount on debt	10,613	1,205
Depreciation and amortization	182,474	75,527
Amortization of spectrum leases	13,633	14,150
Non-cash rent expense	56,250	42,961
Share-based compensation	6,360	19,700
Loss on property, plant and equipment	178,574	6,428
Changes in assets and liabilities:
Inventory	1,127	(7,072)
Accounts receivable	(28,099)	(1,133)
Prepaids and other assets	(4,760)	(28,323)
Prepaid spectrum licenses	(2,521)	(23)
Accounts payable and other liabilities	104,127	80,353

Net cash used in operating activities of continuing operations	(248,413)	(222,614)
Net cash (used in) provided by operating activities of discontinued operations	1,459	(8,755)

Net cash used in operating activities	(246,954)	(231,369)

Cash flows from investing activities:
Payments to acquire property, plant and equipment	(271,244)	(653,284)
Payments for spectrum licenses and other intangible assets	(632)	(10,260)
Purchases of available-for-sale investments	(786,777)	(1,237,229)
Disposition of available-for-sale investments	244,822	1,010,700
Other investing	14,637	(10,736)

Net cash used in investing activities of continuing operations	(799,194)	(900,809)
Net cash (used in) provided by investing activities of discontinued operations	(3,034)	6,782

Net cash used in investing activities	(802,228)	(894,027)

Cash flows from financing activities:
Principal payments on long-term debt	(1,103)	—
Debt financing fees	(1,148)	(20,066)
Equity investment by strategic investors	—	64,156
Proceeds from issuance of common stock	1,322	12,655

Net cash (used in) provided by financing activities of continuing operations	(929)	56,745
Net cash used in financing activities of discontinued operations	—	—

Net cash (used in) provided by financing activities	(929)	56,745

Effect of foreign currency exchange rates on cash and cash equivalents	227	(297)

Net decrease in cash and cash equivalents	(1,049,884)	(1,068,948)
Cash and cash equivalents:
Beginning of period	1,233,562	1,698,017

End of period	183,678	629,069
Less: cash and cash equivalents of discontinued operations at end of period	1,745	5,492

Cash and cash equivalent of continuing operations at end of period	$181,933	$623,577

Supplemental cash flow disclosures:
Cash paid for interest including capitalized interest	$986	$—
Non-cash investing activities:
Fixed asset purchases in accounts payable and accrued expenses	$82,353	$125,555
Fixed asset purchases financed by long-term debt	$7,635	$3,358
Non-cash financing activities:
Vendor financing obligations	$(757)	$—
Capital lease obligations	$(6,878)	$(3,358)

See accompanying notes to Unaudited Condensed Consolidated Financial Statements.

CLEARWIRE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE LOSS

(In thousands)

(Unaudited)

	Class A Common Stock		Class B Common Stock		Additional Paid	Accumulated Other Comprehensive	Accumulated	Non-controlling	Total
	Shares	Amount	Shares	Amount	In Capital	Income	Deficit	Interests	Equity
Balances at January 1, 2011	243,544	$24	743,481	$74	$2,221,110	$2,495	$(900,493)	$4,546,788	$5,869,998
Net loss from continuing operations	—	—	—	—	—	—	(216,877)	(576,283)	(793,160)
Net loss from discontinued operations	—	—	—	—	—	—	(10,078)	(30,610)	(40,688)
Other comprehensive income	—	—	—	—	—	2,097	—	6,376	8,473

Comprehensive loss								(600,517)	(825,375)
Issuance of common stock, net of issuance costs, and other capital transactions	2,083	—	—	—	9,278	—	—	(7,956)	1,322
Share-based compensation and other transactions	—	—	—	—	1,700	—	—	4,660	6,360

Balances at March 31, 2011	245,627	$24	743,481	$74	$2,232,088	$4,592	$(1,127,448)	$3,942,975	$5,052,305

See accompanying notes to Unaudited Condensed Consolidated Financial Statements.

CLEARWIRE CORPORATION AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (unaudited)

1. Description of Business and Basis of Presentation

The accompanying condensed consolidated financial statements should be read in conjunction with the consolidated financial statements contained in our 2010 Annual Report on Form 10-K and Exhibits 99.1, 99.2 and 99.3 filed with this Form 8-K. In the opinion of management, all adjustments consisting of normal recurring accruals necessary for a fair presentation have been included. The results for the three months ended March 31, 2011 and 2010 do not necessarily indicate the results that may be expected for the full year.

We are a leading provider of 4G wireless broadband services. We build and operate next generation mobile broadband networks that provide high-speed mobile Internet and residential access services, as well as residential voice services, in communities throughout the country. Our 4G mobile broadband network provides a connection anywhere within our coverage area.

In 2011, we are focused on improving the operating performance of our business, continuing to grow our wholesale subscriber base, increasing the operating efficiencies related to our retail subscribers, reducing costs of our operations and seeking to raise additional capital to continue the expansion and development of our 4G mobile broadband network.

As of March 31, 2011, we offered our services in 88 markets in the United States covering an estimated 127.8 million people, including an estimated 125.6 million people covered by our 4G mobile broadband network in 71 markets. We ended the quarter with approximately 1.3 million retail and 4.8 million wholesale subscribers in the United States. We have deployed our mobile Worldwide Interoperability of Microwave Access, which we refer to as WiMAX, technology, based on the IEEE 802.16e standard, in our launched markets using 2.5 GHz Federal Communications Commission, which we refer to as FCC, licenses. As of March 31, 2011, the remaining 17 markets in the United States, covering an estimated 2.2 million people, continue to operate with a legacy network technology, which we refer to as Pre-4G, that is based on a proprietary set of technical standards offered by a subsidiary of Motorola Solutions, Inc., which we refer to as Motorola.

Internationally, as of March 31, 2011, our networks covered an estimated 2.9 million people. We offer 4G mobile broadband services in Seville and Malaga, Spain and a Pre-4G network in Brussels and Ghent, Belgium. As further discussed in Note 18, Discontinued Operations, we are currently pursuing a sale of these operations, as well as our assets in Germany. The assets and related liabilities of these international operations are separately disclosed as discontinued operations in the condensed consolidated balance sheets. Similarly, the results of operations are separately reported as discontinued operations in the condensed consolidated statements of operations and the condensed consolidated statements of cash flows separately disclose the sources and uses of cash for discontinued operations for all periods presented.

As further discussed in Note 17, Subsequent Event, on April 18, 2011, we signed a series of agreements with Sprint Nextel Corporation, which we refer to as Sprint, that substantially changed the terms upon which we sell 4G wireless broadband services to Sprint and purchase 3G wireless services from Sprint. Under those agreements, which we collectively refer to as the Sprint Wholesale Amendments, the parties agreed on a new usage-based pricing structure that applies to most 4G wireless broadband services purchased by Sprint, and Sprint agreed, subject to certain exceptions, to pay us a minimum of $300.0 million for our services in 2011 and $550.0 million in 2012, and to prepay us another $175.0 million over a two-year period for services purchased beyond those covered by the minimum commitment and to pay us approximately $28.2 million to settle outstanding disputes related to prior usage. Additionally, the Sprint Wholesale Amendments resolved a number of disputes related to wholesale pricing. Of these amounts, Sprint paid us approximately $181.5 million on April 27, 2011.

2. Summary of Significant Accounting Policies

The condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America, which we refer to as U.S. GAAP, and pursuant to the rules and regulations of the Securities and Exchange Commission, which we refer to as the SEC. The same accounting policies are followed for preparing the quarterly and annual financial information unless otherwise disclosed in the notes below.

Reclassifications — For the three months ended March 31, 2010, we reclassified Losses from abandonment of network assets from Cost of goods and services and network costs to a separate line item in the condensed consolidated statements of operations. We also reclassified costs associated with ongoing maintenance of network assets that have been deployed from Selling, general and administrative expense to Cost of goods and services and network costs.

For all periods presented, we have reclassified balances related to our international operations that are being held for sale to Assets of discontinued operations or Liabilities of discontinued operations. Additionally, we have presented the results of operations of our international operations as discontinued operations. See Note 18, Discontinued Operations, for further discussion.

Subsequent Events — We evaluated subsequent events occurring through the date the financial statements were issued.

The following accounting policies were adopted in the three months ended March 31, 2011:

Revenue Recognition — In October 2009, the Financial Accounting Standards Board, which we refer to as the FASB, issued new accounting guidance that amends the revenue recognition for multiple-element arrangements and expands the disclosure requirements related to such arrangements. The new guidance amends the criteria for separating consideration in multiple-deliverable arrangements, establishes a selling price hierarchy for determining the selling price of a deliverable, eliminates the residual method of allocation, and requires the application of relative selling price method in allocating the arrangement consideration to all deliverables. We adopted the new accounting guidance on January 1, 2011. The adoption of the new accounting guidance did not have a significant effect on our financial condition or results of operations.

3. Investments

Investments consisted of the following (in thousands):

	March 31, 2011				December 31, 2010
	Gross Unrealized				Gross Unrealized
	Cost	Gains	Losses	Fair Value	Cost	Gains	Losses	Fair Value
Short-term
U.S. Government and Agency Issues	$1,019,403	$207	$—	$1,019,610	$502,121	$198	$(3)	$502,316
Long-term
U.S. Government and Agency Issues	24,002	8	(1)	24,009	—	—	—	—
Other debt securities	8,959	10,738	—	19,697	8,959	6,292	—	15,251

Total long-term	32,961	10,746	(1)	43,706	8,959	6,292	—	15,251

Total investments	$1,052,364	$10,953	$(1)	$1,063,316	$511,080	$6,490	$(3)	$517,567

The cost and fair value of investments at March 31, 2011, by contractual years-to-maturity, are presented below (in thousands):

	Cost	Fair Value
Due within one year	$1,019,403	$1,019,610
Due between one and five years	24,002	24,009
Due in ten years or greater	8,959	19,697

Total	$1,052,364	$1,063,316

4. Property, Plant and Equipment

Property, plant and equipment consisted of the following (in thousands):

	Useful Lives (Years)	March 31, 2011	December 31, 2010
Network and base station equipment	5-15	$3,253,631	$3,147,518
Customer premise equipment	2	157,825	141,122
Furniture, fixtures and equipment	3-7	448,277	430,450
Leasehold improvements	Lesser of useful life or lease term	51,488	49,402
Construction in progress	N/A	1,079,507	1,295,136

		4,990,728	5,063,628
Less: accumulated depreciation and amortization		(771,456)	(616,254)

		$4,219,272	$4,447,374

	Three Months Ended March 31,
	2011	2010
Supplemental information:
Capitalized interest	$12,234	$52,412
Depreciation expense	$176,901	$68,989

We have entered into lease arrangements related to our network construction and equipment that meet the criteria for capital leases. At March 31, 2011 and December 31, 2010, we have recorded capital lease assets with an original cost of $79.9 million and $73.0 million, respectively, within Network and base station equipment.

Construction in progress is primarily composed of costs incurred during the process of completing network projects. The balance at March 31, 2011 also includes $338.4 million of Network and base station equipment not yet assigned to a project, $33.5 million of Customer premise equipment, which we refer to as CPE, that we intend to lease and $68.3 million of costs related to information technology, which we refer to as IT, and other corporate properties.

We periodically assess certain assets that have not yet been deployed in our networks, including equipment and cell site development costs classified as construction in progress. This assessment includes the provision for differences between recorded amounts and the results of physical counts, which resulted in a charge of approximately $6.7 million and $5.8 million for the three months ended March 31, 2011 and 2010, respectively. The periodic assessment also includes a write-down of network equipment and cell site development costs whenever events or changes in circumstances cause us to conclude that such assets are no longer needed to meet management’s strategic network plans and will not be deployed. Any projects that no longer fit within management’s strategic network plans were abandoned and the related costs written down, resulting in a charge of approximately $31.1 million and $611,000 for the three months ended March 31, 2011 and 2010, respectively.

Additionally, in connection with our savings initiatives, during the first quarter of 2011, we identified, evaluated and terminated certain tower leases, or when early termination was not available under the terms of the lease, we advised our landlords of our intention not to renew. The costs for projects classified as construction in progress related to leases for which we have initiated such termination actions were written down, resulting in a charge of approximately $140.8 million for the three months ended March 31, 2011. Together with the charge resulting from our periodic assessment of network projects described above, the total charge from Abandonment of network projects for the three months ended March 31, 2011 and 2010 was $171.9 million and $611,000, respectively.

We incurred the following losses associated with Property, plant and equipment (in thousands):

	Three Months Ended March 31,
	2011	2010
Loss from abandonment of network and other assets:
Abandonment of network projects	$171,862	$611
Charges for differences between recorded amounts and the results of physical counts and excessive and obsolete equipment(1)	6,712	5,817

Total loss from continuing operations on property, plant and equipment	178,574	6,428
Impairment of assets held by international subsidiaries classified as discontinued operations(2)(3)	30,317	—

Total losses on property, plant and equipment	$208,891	$6,428

(1)	Included in Cost of goods and services and network costs on the condensed consolidated statements of operations.
(2)	Included in Net loss from discontinued operations, see Note 18, Discontinued Operations.
(3)	Includes impairment losses of $23.8 million on spectrum licenses and other intangible assets.

Our long-lived assets, consisting of property, plant and equipment, which refer to as PP&E, and definite-lived intangible assets such as subscriber relationships, and our spectrum assets in the United States are combined into a single unit of account for purposes of testing impairment, because management believes that utilizing these assets as a group represents the highest and best use of the assets and is consistent with management’s strategy of utilizing our spectrum licenses on an integrated basis as part of our nationwide network. Internationally, our long-lived assets, consisting of PP&E, definite-lived intangible assets, such as subscriber relationships, and our spectrum assets are primarily combined into a single unit of account for each country in which we operate for purposes of testing impairment.

We review our long-lived assets to be held and used for recoverability whenever an event or change in circumstances indicates that the carrying amount of such long-lived asset or group of long-lived assets may not be recoverable. Due to active efforts undertaken in the first quarter to sell certain of our International operations, management has concluded that a change in circumstances exists requiring us to assess whether the carrying amount of our International long-lived assets is recoverable. We perform the recoverability test of the assets’ carrying value by estimating the undiscounted future net cash flows (cash inflows less associated cash outflows) that are directly associated with and that are expected to arise as a direct result of the use of the assets in an asset group. If the total of the expected undiscounted future net cash flows is less than the carrying amount of the asset group, a loss, if any, is recognized for the difference between the fair value of the asset group and its carrying value.

In estimating the future cash flows used to test the asset group for recoverability, we used our own assumptions about the use of the asset group, and considered all available evidence. Based on the undiscounted estimated future cash flow, management has determined that the carrying value of our long-lived assets in Belgium met the recoverability test as of March 31, 2011. Management has determined that the carrying value of our long-lived assets in Spain and Germany did not meet the recoverability test as of March 31, 2011. An impairment test for long-lived assets, consisting of a comparison of the fair value of the assets in the asset group with their carrying amounts, was performed at March 31, 2011 for assets in Spain and Germany, resulting in an impairment charge of $30.3 million recorded in Net loss from discontinued operations. See Note 18, Discontinued Operations, for further discussion. In estimating the fair value of the asset group, we used our own assumptions about the use of the asset group by a market participant and considered all available evidence. However, as our efforts to sell our International operations progress, additional evidence may emerge that could result in an additional charge that is required to be recorded in subsequent periods.

5. Spectrum Licenses

Owned and leased spectrum licenses consisted of the following (in thousands):

		March 31, 2011			December 31, 2010
	Wtd Avg Lease Life	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Indefinite-lived owned spectrum	Indefinite	$3,097,633	$—	$3,097,633	$3,097,057	$—	$3,097,057
Definite-lived owned spectrum	16-20 years	41,623	(5,124)	36,499	41,623	(4,575)	37,048
Spectrum leases and prepaid spectrum	25 years	1,322,538	(134,005)	1,188,533	1,320,309	(120,370)	1,199,939
Pending spectrum and transition costs	N/A	15,159	—	15,159	14,838	—	14,838

Total spectrum licenses		$4,476,953	$(139,129)	$4,337,824	$4,473,827	$(124,945)	$4,348,882

	Three Months Ended March 31,
	2011	2010
Supplemental Information (in thousands):
Amortization of prepaid spectrum licenses	$13,633	$14,150
Amortization of definite-lived owned spectrum	$549	$549

As of March 31, 2011, future amortization of spectrum licenses, spectrum leases and prepaid spectrum costs (excluding pending spectrum and spectrum transition costs) is expected to be as follows (in thousands):

	Spectrum Leases and Prepaid Spectrum	Definite- Lived Owned Spectrum	Total
2011	$39,574	$1,647	$41,221
2012	52,586	2,196	54,782
2013	52,092	2,196	54,288
2014	51,801	2,196	53,997
2015	51,625	2,196	53,821
Thereafter	940,855	26,068	966,923

Total	$1,188,533	$36,499	$1,225,032

We expect that all renewal periods in our leases will be renewed by us, and that the costs to renew will be immaterial.

6. Other Intangible Assets

Other intangible assets consisted of the following (in thousands):

		March 31, 2011			December 31, 2010
	Useful lives	Gross Carrying Value	Accumulated Amortization	Net Carrying Value	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
Subscriber relationships	4-7 years	$108,275	$(56,635)	$51,640	$108,275	$(51,882)	$56,393
Trade names and trademarks	5 years	3,804	(1,775)	2,029	3,804	(1,585)	2,219
Patents and other	10 years	3,194	(976)	2,218	3,166	(894)	2,272

Total other intangibles		$115,273	$(59,386)	$55,887	$115,245	$(54,361)	$60,884

As of March 31, 2011, the future amortization of other intangible assets is expected to be as follows (in thousands):

2011	$15,069
2012	16,226
2013	12,295
2014	7,731
2015	3,864
Thereafter	702

Total	$55,887

	Three Months Ended March 31,
	2011	2010
Supplemental Information (in thousands):
Amortization expense	$5,024	$5,989

We evaluate all of our patent renewals on a case by case basis, based on renewal costs.

7. Other Liabilities

Current liabilities

Current liabilities consisted of the following (in thousands):

	March 31, 2011	December 31, 2010
Accounts payable and accrued expenses:
Accounts payable	$189,508	$325,862
Accrued interest	155,961	37,578
Salaries and benefits	34,665	50,526
Business and income taxes payable	18,268	21,010
Other accrued expenses	9,576	13,813

Total accounts payable and accrued expenses	407,978	448,789

Other current liabilities:
Derivative instruments	194,673	167,892
Deferred revenues	25,088	21,400
Current portion of long-term debt	25,122	19,364
Cease-to-use tower lease liability	34,652	—
Other	21,086	18,341

Total other current liabilities	300,621	226,997

Total	$708,599	$675,786

Other long-term liabilities

Other long-term liabilities consisted of the following (in thousands):

	March 31, 2011	December 31, 2010
Deferred rents associated with tower and spectrum leases	$413,385	$394,495
Other	48,543	50,279

Total	$461,928	$444,774

In connection with our cost savings initiatives, during the first quarter of 2011, we terminated certain tower leases, or when early termination was not available under the terms of the lease, we advised our landlords of our intention not to renew. In connection with these lease termination initiatives, we recognized a Cease-to-use tower lease liability of $34.7 million in Other current liabilities, based on the remaining lease rentals for leases subject to termination actions reduced by estimated sublease rentals that could be reasonably obtained. Net of previously recorded deferred rent liabilities associated with these leases and including cancellation fees, Cost of goods and services and network costs reflect a charge of $1.5 million during the three months ended March 31, 2011 for the lease termination activities. We expect to achieve cost savings resulting from these lease termination initiatives through a reduction in future lease obligations. See Note 4, Property, Plant and Equipment for information regarding the related Loss from abandonment of network and other assets charge.

8. Income Taxes

Clearwire Corporation, which we refer to as Clearwire or the Company, holds no significant assets other than its equity interests in Clearwire Communications LLC, which we refer to as Clearwire Communications. Clearwire Communications is treated as a partnership for U.S. federal income tax purposes and therefore does not pay U.S. federal income tax. As a result, any current and deferred tax consequences arise at the partner level, including Clearwire. Other than the balances associated with the timing of deductions associated for prepaid expenses and those associated with the non-U.S. operations, the only temporary difference for Clearwire is the basis difference associated with our investment in the partnership. We have recognized a deferred tax liability for this basis difference. Our deferred tax assets primarily represent net operating loss carryforwards associated with Clearwire’s operations prior to the formation of the Company on November 28, 2008 and the portion of the partnership losses allocated to Clearwire after the formation of the Company on November 28, 2008. A portion of our deferred tax assets will be realized through schedulable reversing deferred tax liabilities. Management has reviewed the facts and circumstances, including the history of net operating losses and projected future tax losses, and determined that it is appropriate to record a valuation allowance against the substantial portion of our deferred tax assets as they are not deemed realizable.

The income tax provision reflected in our condensed consolidated statements of operations primarily reflects certain state taxes.

9. Long-term Debt, Net

Long-term debt consisted of the following (in thousands):

	March 31, 2011
	Interest Rates	Effective Rate(1)	Maturities	Par Amount	Net Discount	Carrying Value
Notes:
Senior Secured Notes	12.00%	12.92%	2015	$2,947,494	$(40,450)	$2,907,044
Second-Priority Secured Notes	12.00%	12.42%	2017	500,000	—	500,000
Exchangeable Notes	8.25%	16.66%	2040	729,250	(224,718)	504,532
Vendor Financing Notes	LIBOR based (2)	6.16%	2014/2015	61,008	(227)	60,781
Capital lease obligations				77,935	—	77,935

Total debt, net				$4,315,687	$(265,395)	4,050,292

Less: Current
portion of Vendor Financing Notes and capital lease obligations(3)						(25,122)

Total long-term debt, net						$4,025,170

(1)	Represents weighted average effective interest rate based on period-end balances.
(2)	Coupon rate based on 3-month LIBOR plus a spread of 5.50%.
(3)	Included in Other current liabilities on the condensed consolidated balance sheets.

	December 31, 2010
	Interest Rates	Effective Rate(1)	Maturities	Par Amount	Net Discount	Carrying Value
Notes:
Senior Secured Notes	12.00%	12.92%	2015	$2,947,494	$(42,387)	$2,905,107
Second-Priority Secured Notes	12.00%	12.39%	2017	500,000	—	500,000
Exchangeable Notes	8.25%	16.65%	2040	729,250	(230,121)	499,129
Vendor Financing Notes	LIBOR based (2)	6.16%	2014	60,251	(264)	59,987
Capital lease obligations				72,160	—	72,160

Total debt, net				$4,309,155	$(272,772)	4,036,383

Less: Current
portion of Vendor Financing Notes and capital lease obligations(3)						(19,364)

Total long-term debt, net						$4,017,019

(1)	Represents weighted average effective interest rate based on year-end balances.
(2)	Coupon rate based on 3-month LIBOR plus a spread of 5.50%.
(3)	Included in Other current liabilities on the condensed consolidated balance sheets.

Vendor Financing Notes — On January 31, 2011, we amended our previous vendor financing facility, which we refer to as the Amended Vendor Financing Facility, which allowed us to obtain up to $160 million of financing by entering into notes, which we refer to as Vendor Financing Notes, until January 31, 2011. The Amended Vendor Financing Facility allows us to obtain up to $95.0 million of financing until January 31, 2012. The coupon rate and terms of the Vendor Financing Notes, under the Amended Vendor Financing Facility are identical to the original notes entered into during 2010, except that they mature in 2015. We utilized $757,000 of the Amended Vendor Financing Facility for the three months ended March 31, 2011.

As of March 31, 2011 and December 31, 2010, approximately $138.9 million and $132.4 million, respectively, of our outstanding debt, comprised of Vendor Financing Notes and Capital lease obligations, was secured by assets classified as Network and base station equipment.

Future Payments — For future payments on our Long-term debt see Note 12, Commitments and Contingencies.

Interest Expense, Net — Interest expense included in our condensed consolidated statements of operations consisted of the following (in thousands):

	Three Months Ended March 31,
	2011	2010
Interest coupon	$121,541	$83,184
Accretion of debt discount(1)	10,613	3,065
Capitalized interest	(12,234)	(52,412)

Interest expense	$119,920	$33,837

(1)	Includes amortization of deferred financing fees which are classified as Other assets on the condensed consolidated balance sheets.

10. Derivative Instruments

The holders’ exchange rights contained in the exchangeable notes issued in December 2010, which we refer to as the Exchangeable Notes, constitute embedded derivative instruments that are required to be accounted for separately from the debt host instrument at fair value. As a result, upon the issuance of the Exchangeable Notes, we recognized exchange options, which we refer to as Exchange Options, as derivative liabilities. The Exchange Options are indexed to our Class A common stock, which we refer to as Class A Common Stock, have a notional amount of 103.0 million shares and mature in 2040. We do not apply hedge accounting to the Exchange Options. Therefore, gains and losses due to changes in fair value of the Exchange Options are reported in our condensed consolidated statements of operations. At March 31, 2011 and December 31, 2010, the Exchange Options’ estimated fair value was $194.7 million and $167.9 million, respectively, and was reported in other current liabilities on our condensed consolidated balance sheets. For the three months ended March 31, 2011, we recognized a loss of $26.8 million from the changes in the estimated fair value in loss on derivative instruments in our condensed consolidated statements of operations. See Note 11, Fair Value, for information regarding valuation of the Exchange Options.

11. Fair Value

The following is a description of the valuation methodologies and pricing assumptions we used for financial instruments measured and recorded at fair value on a recurring basis in our financial statements and the classification of such instruments pursuant to the valuation hierarchy.

Cash Equivalents and Investments

Where quoted prices for identical securities are available in an active market, we use quoted market prices to determine the fair value of investment securities and cash equivalents, and they are classified in Level 1 of the valuation hierarchy. Level 1 securities include U.S. Government and Agency Issues and money market mutual funds for which there are quoted prices in active markets.

For other debt securities, which are classified in Level 3, we use discounted cash flow models to estimate the fair value using various methods including the market and income approaches. In developing these models, we utilize certain assumptions that market participants would use in pricing the investment, including assumptions about risk and the risks inherent in the inputs to the valuation technique. We maximize the use of observable inputs in the pricing models where quoted market prices from securities and derivatives exchanges are available and reliable. We also use certain unobservable inputs that cannot be validated by reference to a readily observable market or exchange data and rely, to a certain extent, on management’s own assumptions about the assumptions that market participants would use in pricing the security. We use many factors that are necessary to estimate market values, including interest rates, market risks, market spreads, timing of contractual cash flows, market liquidity, review of underlying collateral and principal, interest and dividend payments.

Derivatives

Derivatives are classified in Level 3 of the valuation hierarchy. To estimate the fair value, we use an income approach based on valuation models, including option pricing models and discounted cash flow models. We maximize the use of market-based observable inputs in the models and develop our own assumptions for unobservable inputs based on management estimates of market participants’ assumptions in pricing the instruments.

We use a trinomial option pricing model to estimate the fair value of the Exchange Options. The inputs include the contractual terms of the instrument and market-based parameters such as interest rate forward curves, stock price and dividend yield. A level of subjectivity is applied to estimate our stock price volatility. The stock price volatility is based on our historical stock price volatility giving consideration to our estimates of market participant adjustments for general market conditions as well as company-specific factors such as market trading volume and our expected future performance.

The following table summarizes our financial assets and liabilities by level within the valuation hierarchy at March 31, 2011 (in thousands):

	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value
Financial assets:
Cash and cash equivalents	$181,933	$—	$—	$181,933
Short-term investments	$1,019,610	$—	$—	$1,019,610
Long-term investments	$24,009	$—	$19,697	$43,706
Other assets — derivative assets	$—	$—	$292	$292
Financial liabilities:
Other current liabilities — derivative liabilities	$—	$—	$(194,673)	$(194,673)

The following table summarizes our financial assets and liabilities by level within the valuation hierarchy at December 31, 2010 (in thousands):

	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Fair Value
Financial assets:
Cash and cash equivalents	$1,230,242	$—	$—	$1,230,242
Short-term investments	$502,316	$—	$—	$502,316
Long-term investments	$—	$—	$15,251	$15,251
Other assets — derivative assets	$—	$—	$292	$292
Financial liabilities:
Other current liabilities — derivative liabilities	$—	$—	$(167,892)	$(167,892)

The following table presents the change in Level 3 financial assets and liabilities measured on a recurring basis for the three months ended March 31, 2011 (in thousands):

	January 1, 2011	Acquisitions, Issuances and Settlements	Net Unrealized Gains (Losses) Included in Earnings	Net Unrealized Gains (Losses) Included in Accumulated Other Comprehensive Income	March 31, 2011	Net Unrealized Gains (Losses) Included in 2011 Earnings Relating to Instruments Held at March 31, 2011
Long-term investments:
Other debt securities	$15,251	$—	$—	$4,446	$19,697	$—
Other assets: Derivatives	292	—	—	—	292	—
Other current liabilities:
Derivatives	(167,892)	—	(26,781)(1)	—	(194,673)	(26,781)

(1)	Included in Loss on derivative instruments in the condensed consolidated statements of operations.

The following table presents the change in Level 3 financial assets and liabilities measured on a recurring basis for the three months ended March 31, 2010 (in thousands):

	January 1, 2010	Acquisitions, Issuances and Settlements	Net Unrealized Gains (Losses) Included in Earnings	Net Unrealized Gains (Losses) Included in Accumulated Other Comprehensive Income	March 31, 2010	Net Unrealized Gains (Losses) Included in 2010 Earnings Relating to Instruments Held at March 31, 2010
Long-term investments:
Other debt securities	$13,171	$—	$—	$4,011	$17,182	$—

The following table summarizes our assets measured at fair value on a nonrecurring basis at March 31, 2011 (in thousands):

	Three Months Ended March 31, 2011	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total Losses
Assets of discontinued operations	$44,189	$—	$—	$44,189	$(30,317)

Due to active efforts undertaken in the first quarter to sell our international operations, the assets of our international operations have been classified as held for sale and reported as discontinued operation. As a result of this action, assets of discontinued operations, including PP&E, definite-lived spectrum licenses and other definite-lived intangible assets in our International subsidiaries with a carrying amount of $74.5 million were written down to their implied fair value of $44.2 million, resulting in an impairment charge of $30.3 million which was included in earnings for the period. See Note 18, Discontinued Operations.

An income approach, using significant unobservable inputs, was used to calculate the fair value of the long-lived assets. A probability-weighted approach was used, which resulted in a range of possible future cash flows based on the courses of action that management is evaluating and the likelihood of the possible outcomes. Unobservable inputs included expected cash flows, preliminary auction data, management’s assessment of the probability of possible future cash flow scenarios and discount rates.

The following is the description of the fair value for financial instruments we hold that are not subject to fair value recognition.

Debt Instruments

To estimate the fair value of the senior secured notes, which we refer to as the Senior Secured Notes, the second-priority secured notes, which we refer to as the Second-Priority Secured Notes and the Exchangeable Notes, we used the average indicative price from several market makers.

To estimate the fair value of the Vendor Financing Notes, we used an income approach based on the contractual terms of the notes and market-based parameters such as interest rates. A level of subjectivity and judgment was used to estimate an appropriate discount rate to calculate the present value of the estimated cashflows.

The following table presents the carrying value and the approximate fair value of our outstanding debt instruments (in thousands):

	March 31, 2011		December 31, 2010
	Carrying Value	Fair Value	Carrying Value	Fair Value
Notes:
Senior Secured Notes and Rollover Notes	$2,907,044	$3,188,458	$2,905,107	$3,180,662
Second-Priority Secured Notes	$500,000	$534,375	$500,000	$520,833
Exchangeable Notes(1)	$504,532	$798,077	$499,129	$746,107
Vendor Financing Notes	$60,781	$61,460	$59,987	$60,793

(1)	Carrying value as of March 31, 2011 and December 31, 2010 is net of $224.7 million and $230.1 million discount, respectively, arising from the separation of the Exchange Options from the debt host instruments.

12. Commitments and Contingencies

Future minimum payments under obligations for our continuing operations listed below (including all expected optional renewal periods on operating leases) as of March 31, 2011 are as follows (in thousands):

	Total	2011	2012	2013	2014	2015	Thereafter, Including All Renewal Periods
Long-term debt obligations	$4,237,751	$15,206	$20,320	$20,336	$5,130	$2,947,509	$1,229,250
Interest payments	3,997,445	474,542	476,109	474,912	473,941	473,863	1,624,078
Operating lease obligations(1)	11,730,407	264,259	403,950	408,703	412,551	418,172	9,822,772
Spectrum lease obligations	6,238,459	125,532	167,074	166,195	174,734	169,506	5,435,418
Spectrum service credits	107,136	2,030	2,030	2,030	2,030	2,030	96,986
Capital lease obligations(2)	135,549	10,144	13,800	14,123	15,129	12,715	69,638
Signed spectrum agreements	7,687	7,687	—	—	—	—	—
Network equipment purchase obligations	22,550	22,550	—	—	—	—	—
Other purchase obligations	153,416	55,523	37,464	24,179	10,000	10,000	16,250

Total	$26,630,400	$977,473	$1,120,747	$1,110,478	$1,093,515	$4,033,795	$18,294,392

(1)	Includes executory costs of $57.0 million and reflects a reduction to future obligations resulting from the lease termination initiatives implemented in the first quarter of 2011.
(2)	Payments include $57.6 million representing interest.

Spectrum and operating lease expense — Our commitments for non-cancelable operating leases consist mainly of leased spectrum license fees, office space, equipment, and leased sites, including towers and rooftop locations. Certain of the leases provide for minimum lease payments, additional charges and escalation clauses. Certain of the tower leases specify a minimum number of new leases to commence by December 31, 2011. Charges apply if these commitments are not satisfied. Leased spectrum agreements have terms of up to 30 years. Operating leases generally have initial terms of five years with multiple renewal options for additional five-year terms totaling between 20 and 25 years.

Expense recorded related to spectrum and operating leases was as follows (in thousands):

	Three Months Ended March 31,
	2011	2010
Spectrum lease expense	$61,188	$52,541
Amortization of prepaid spectrum licenses	13,633	14,150

Total spectrum lease expense	$74,821	$66,691

Operating lease expense	$138,548	$89,460

Other spectrum commitments — We have commitments to provide Clearwire services to certain lessors in launched markets, and reimbursement of capital equipment and third-party service expenditures of the lessors over the term of the lease. We accrue a monthly obligation for the services and equipment based on the total estimated available service credits divided by the term of the lease. The obligation is reduced as actual invoices are presented and paid to the lessors. During the three months ended March 31, 2011 and 2010 we satisfied $2.3 million and $168,000, respectively, related to these commitments. The maximum remaining commitment at March 31, 2011 is $107.1 million and is expected to be incurred over the term of the related lease agreements, which generally range from 15-30 years.

As of March 31, 2011, we have signed agreements to acquire approximately $7.7 million in new spectrum, subject to closing conditions. These transactions are expected to be completed within the next twelve months.

Network equipment purchase obligations — We have purchase commitments with take-or-pay obligations and/or volume commitments for equipment that are non-cancelable and outstanding purchase orders for network equipment for which we believe delivery is likely to occur.

Other purchase obligations — We have purchase obligations that include minimum purchases we have committed to purchase from suppliers over time and/or unconditional purchase obligations where we guarantee to make a minimum payment to suppliers for goods and services regardless of whether suppliers fully deliver them. They include, among other things, agreements for backhaul, subscriber devices and IT related and other services. In addition, we are party to various arrangements that are conditional in nature and create an obligation to make payments only upon the occurrence of certain events, such as the actual delivery and acceptance of products or services. Because it is not possible to predict the timing or amounts that may be due under these conditional arrangements, no such amounts have been included in the table above. The table above also excludes blanket purchase order amounts where the orders are subject to cancellation or termination at our discretion or where the quantity of goods or services to be purchased or the payment terms are unknown because such purchase orders are not firm commitments.

Legal proceedings — As more fully described below, we are involved in a variety of lawsuits, claims, investigations and proceedings concerning intellectual property, business practices, commercial and other matters. We determine whether we should accrue an estimated loss for a contingency in a particular legal proceeding by assessing whether a loss is deemed probable and can be reasonably estimated. We reassess our views on estimated losses on a quarterly basis to reflect the impact of any developments in the matters in which we are involved. Legal proceedings are inherently unpredictable, and the matters in which we are involved often present complex legal and factual issues. We vigorously pursue defenses in legal proceedings and engage in discussions where possible to resolve these matters on terms favorable to us. It is possible, however, that our business, financial condition and results of operations in future periods could be materially and adversely affected by increased litigation expense, significant settlement costs and/or unfavorable damage awards.

On April 22, 2009, a purported class action lawsuit was filed against Clearwire U.S. LLC in Superior Court in King County, Washington by a group of five plaintiffs from Hawaii, Minnesota, North Carolina and Washington (Chad Minnick, et al.). The lawsuit generally alleges that we disseminated false advertising about the quality and reliability of our services; imposed an unlawful early termination fee, which we refer to as ETF; and invoked unconscionable provisions of our Terms of Service to the detriment of subscribers. Among other things, the lawsuit seeks a determination that the alleged claims may be asserted on a class-wide basis; an order declaring certain provisions of our Terms of Service, including the ETF provision, void and unenforceable; an injunction prohibiting us from collecting ETFs and further false advertising; restitution of any early termination fees paid by our subscribers; equitable relief; and an award of unspecified damages and attorneys’ fees. On May 27, 2009, an amended complaint was filed and served, adding seven additional plaintiffs, including individuals from New Mexico, Virginia and Wisconsin. On June 2, 2009, plaintiffs served the amended complaint. We removed the action to the United States District Court for the Western District of Washington. On July 23, 2009, we filed a motion to dismiss the amended complaint. The Court stayed discovery pending its ruling on the motion. The Court granted our motion to dismiss in its entirety on February 2, 2010. Plaintiffs filed a notice of appeal to the Ninth

Circuit Court of Appeals. Oral argument before the Ninth Circuit Court of Appeals took place on November 3, 2010. On March 29, 2011 the Court of Appeals entered an Order Certifying Question to the Supreme Court of Washington requesting guidance on a question of Washington state law. The parties will brief the issue in May and June 2011. Once the Washington Supreme Court issues its opinion, the Court of Appeals will continue considering the appeal of the District Court’s dismissal of all claims in the First Amended Complaint. On March 31, 2011, plaintiffs filed with the District Court a Motion for an Indicative Ruling on Whether Court Would Grant Leave for Filing of Second Amended Complaint, which we refer to as the Motion for Indicative Ruling, attaching a proposed Second Amended Complaint seeking to add new claims concerning Clearwire’s customer pre-qualification tool. The Motion was fully briefed as of April 22, 2011. This case is in the early stages of litigation, its outcome is unknown and an estimate of any potential loss cannot be made at this time.

On September 1, 2009, we were served with a purported class action lawsuit filed in King County Superior Court, brought by representative plaintiff Rosa Kwan. The complaint alleges we placed unlawful telephone calls using automatic dialing and announcing devices and engaged in unlawful collection practices. It seeks declaratory, injunctive, and/or equitable relief and actual and statutory damages under federal and state law. On October 1, 2009, we removed the case to the United States District Court for the Western District of Washington. On October 22, 2009, the Court issued a stipulated order granting plaintiff until October 29, 2009 to file an Amended Complaint. The parties further stipulated to allow a Second Amended Complaint, which plaintiffs filed on December 23, 2009. We then filed a motion to dismiss that was fully briefed on January 15, 2010. On February 22, 2010 the Court granted our motion to dismiss in part, dismissing certain claims with prejudice and granting plaintiff leave to further amend the complaint. Plaintiff filed a Third Amended Complaint adding additional state law claims and joining Bureau of Recovery, a purported collection agency, as a co-defendant. On January 27, 2011, the court granted the parties’ stipulation allowing plaintiff to file a Fourth Amended Complaint adding two new class representatives. In response to the Fourth Amended Complaint, on March 3, 2011, Clearwire filed concurrent motions to (1) compel the newly-added plaintiffs to arbitrate their individual claims or alternatively, (2) to stay this case pending the United States Supreme Court’s decision in AT&T Mobility LLC v. Concepcion, No. 09-893. On March 29, 2011, the Court granted the parties’ stipulation to stay the litigation in its entirety pending resolution of Concepcion and vacated all pretrial and other deadlines including the briefing schedule for class certification. On April 27, 2011, the US Supreme Court decided Concepcion, and as a result, we expect the parties to renew the motions to compel arbitration. This case is in the early stages of litigation, its outcome is unknown and an estimate of any potential loss cannot be made at this time.

On November 15, 2010, a purported class action was filed by Angelo Dennings against Clearwire in the U.S. District Court for the Western District of Washington. The complaint generally alleges we slow network speeds when network demand is highest and that such network management violates our agreements with subscribers and is contrary to the company’s advertising and marketing claims. Plaintiffs also allege that subscribers do not review the Terms of Service prior to subscribing, and when subscribers cancel service due to network management, we charge an ETF or restocking fee that they claim is unconscionable under the circumstances.

The claims asserted include violations of the Computer Fraud and Abuse Act, breach of contract, breach of the covenant of good faith and fair dealing and unjust enrichment. Plaintiffs seek class certification; unspecified damages and restitution; a declaratory judgment that Clearwire’s ETF and restocking fee are unconscionable under the alleged circumstances; an injunction prohibiting Clearwire from engaging in alleged deceptive marketing and from charging ETFs; interest; and attorneys’ fees and costs. On January 13, 2011, Clearwire filed concurrent motions to compel arbitration and in the alternative, to dismiss the complaint for failure to state a claim upon which relief may be granted. In response to Clearwire’s motions, Plaintiff abandoned its fraud claim and amended its complaint on March 3, 2011, adding fourteen additional plaintiffs in eight separate jurisdictions. Plaintiff further added new claims of violation of Consumer Protection statutes under state laws. On March 31, 2011, Clearwire filed concurrent motions to (1) compel the newly-added plaintiffs to arbitrate their individual claims, or alternatively, (2) to stay this case pending the United States Supreme Court’s decision in AT&T Mobility LLC v. Concepcion, No. 09-893, and (3) to dismiss the complaint for failure to state a claim upon which relief may be granted. Plaintiffs did not oppose Clearwire’s motion to stay the litigation pending Concepcion, and the parties stipulated to stay the litigation. On April 27, 2011, the US Supreme Court decided Concepcion, and as a result, we expect the parties to renew the motions to compel arbitration. This case is in the early stages of litigation, its outcome is unknown and an estimate of any potential loss cannot be made at this time.

On March 30, 2011 Clearwire was served with a purported class action filed in the U.S. District Court for the Eastern District of California. The case, Newton v. Clearwire, Inc. [sic] alleges Clearwire’s network management and advertising practices constitute breach of contract, unjust enrichment, unfair competition under California’s Business and Professions Code Sections 17200 et seq., and violation of California’s Consumers’ Legal Remedies Act. Plaintiff contends Clearwire’s advertisements of “no speed cap” and “unlimited data” are false and misleading. Plaintiff alleges Clearwire has breached its contracts with customers by not delivering the Internet service as advertised. Plaintiff also claims slow data speeds are due to Clearwire’s network management practices. Plaintiff seeks class certification; declaratory and injunctive relief; unspecified restitution and/or disgorgement of fees paid for Clearwire service; and unspecified damages, interest, fees and costs. The court stayed the action pending the U.S. Supreme Court’s ruling in AT&T Mobility LLC v. Concepcion (Case No. 08-56394). On April 27, 2011, the Court decided Concepcion, triggering the parties’ obligation to file a status report with the Newton court by May 12, 2011. This case is in the early stages of litigation, its outcome is unknown and any estimate of any potential loss cannot be made at this time.

On April 18, 2011, Clearwire and Sprint entered into a number of agreements that, among other things, resolved the ongoing disputes between the parties relating to wholesale pricing terms under existing commercial agreements. See Note 17, Subsequent Event for additional information on the agreements signed. Pursuant to the terms of the new agreements, the parties also agreed to withdraw from pending arbitration proceedings regarding the disputes.

In addition to the matters described above, we are often involved in certain other proceedings which seek monetary damages and other relief. Based upon information currently available to us, none of these other claims are expected to have a material adverse effect on our business, financial condition or results of operations.

Indemnification agreements — We are currently a party to indemnification agreements with certain officers and each of the members of our Board of Directors. No liabilities have been recorded in the consolidated balance sheets for any indemnification agreements, because they are not probable or estimable.

13. Share-Based Payments

At March 31, 2011, there were 53,815,501 shares available for grant under the legacy Clearwire Corporation, which we refer to as Old Clearwire, 2008 Stock Compensation Plan, which we refer to as the 2008 Plan, which authorizes us to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, which we refer to as RSUs, and other stock awards to our employees, directors and consultants. Since the adoption of the 2008 Plan, no additional stock options will be granted under the Old Clearwire 2007 Stock Compensation Plan or the Old Clearwire 2003 Stock Option Plan.

Restricted Stock Units

We grant RSUs to certain officers and employees under the 2008 Plan. All RSUs generally vest over a four-year period. The fair value of our RSUs is based on the grant-date fair market value of the common stock, which equals the grant date market price.

A summary of the RSU activity for the three months ended March 31, 2011 is presented below:

	Number of RSU’s	Weighted- Average Grant Price
Restricted stock units outstanding — January 1, 2011	14,675,653	$5.99
Granted	5,458,891	4.88
Forfeited	(2,719,960)	5.12
Released	(1,661,654)	4.94

Restricted stock units outstanding — March 31, 2011	15,752,930	$5.86

As of March 31, 2011, we have total unrecognized compensation cost of approximately $55.6 million, which is expected to be recognized over a weighted-average period of approximately 1.8 years.

For the three months ended March 31, 2011, we used an expected forfeiture rate of 7.15% in determining share-based compensation expense for RSUs.

Stock Options

We granted options to certain officers and employees under the 2008 Plan. All options generally vest over a four-year period. The fair value of option grants was estimated on the date of grant using the Black-Scholes option pricing model.

A summary of option activity from January 1, 2011 through March 31, 2011 is presented below:

	Number of Options	Weighted- Average Exercise Price
Options outstanding — January 1, 2011	16,443,241	$11.80
Granted	—	—
Forfeited	(4,436,224)	8.88
Exercised	(420,994)	3.14

Options outstanding — March 31, 2011	11,586,023	$13.23

Vested and expected to vest — March 31, 2011	11,315,896	$13.33

Exercisable outstanding — March 31, 2011	8,908,850	$14.54

The total unrecognized share-based compensation costs related to non-vested stock options outstanding at March 31, 2011 was $3.4 million and is expected to be recognized over a weighted average period of approximately 1.3 years.

For the three months ended March 31, 2011, we used an expected forfeiture rate of 10.09% in determining the calculation of share-based compensation expense for stock options.

Share-based compensation expense recognized for all plans is as follows (in thousands):

	Three Months Ended March 31,
	2011	2010
Options	$(359)	$10,536
RSUs	6,646	9,126
Sprint Equity Compensation Plans	73	38

	$6,360	$19,700

During the three months ended March 31, 2011 and 2010, we reversed $7.5 million and $1.5 million, respectively of share-based compensation expense related to the forfeiture of RSUs and options that had been recognized but not yet earned. In addition, during the three months ended March 31, 2011 and 2010, we recorded $339,000 and $9.8 million, respectively of additional share-based compensation expense related to the acceleration of vesting and the extension of the exercise period for certain RSUs and options.

14. Net Loss Per Share

Basic Net Loss Per Share

The net loss per share attributable to holders of Class A Common Stock is calculated based on the following information (in thousands, except per share amounts):

	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010
Net loss from continuing operations	$(793,160)	$(426,942)
Non-controlling interests in net loss from continuing operations of consolidated subsidiaries	576,283	335,515

Net loss from continuing operations attributable to Class A Common Stockholders	(216,877)	(91,427)
Net loss from discontinued operations attributable to Class A Common Stockholders	(10,078)	(2,665)

Net loss attributable to Class A Common Stockholders	$(226,955)	$(94,092)

Weighted average shares Class A Common Stock outstanding	244,389	198,605
Net loss per share from continuing operations	$(0.89)	$(0.46)
Net loss per share from discontinued operations	(0.04)	(0.01)

Net loss per share	$(0.93)	$(0.47)

Diluted Net Loss Per Share

The potential exchange of Class B non-voting common interests in Clearwire Communications, which we refer to as Clearwire Communications Class B Common Interests, together with Clearwire Class B common stock, which we refer to as Class B Common Stock, for Class A Common Stock may have a dilutive effect on diluted net loss per share due to certain tax effects. That exchange would result in both an increase in the number of Class A Common Stock outstanding and a corresponding increase in the net loss attributable to Class A Common Stockholders through the elimination of the non-controlling interests’ allocation. Further, to the extent that all of the Clearwire Communications Class B Common Interests and Class B Common Stock are converted to Class A Common Stock, the Clearwire Communications partnership structure would no longer exist and Clearwire will be required to recognize a tax provision related to indefinite lived intangible assets.

For the three months ended March 31, 2011, Class B Common Stock was excluded from the computation of diluted loss per share as its inclusion would have been antidilutive due to the impact of the $26.8 million loss on derivatives which is fully allocated to the Class A Common Stock.

For the three months ended March 31, 2010, net loss per share attributable to holders of Class A Common Stock on a diluted basis, assuming conversion of the Clearwire Communications Class B Common Interests and Class B Common Stock, is calculated based on the following information (in thousands, except per share amounts):

	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010
Net loss from continuing operations attributable to Class A Common Stockholders	$(216,877)	$(91,427)
Non-controlling interests in net loss from continuing operations of consolidated subsidiaries	—	(335,515)
Tax adjustment resulting from dissolution of Clearwire Communications	—	(6,587)

Net loss from continuing operations available to Class A Common Stockholders, assuming the exchange of Class B to Class A Common Stock	(216,877)	(433,529)

Net loss from discontinued operations attributable to Class A Common Stockholders	(10,078)	(2,665)
Non-controlling interest in net loss from discontinued operations of consolidated subsidiaries	—	(9,794)

Net loss from discontinued operations available to Class A Common Stockholders, assuming the exchange of Class B to Class A Common Stock	(10,078)	(12,459)

Net loss available to Class A Common Stockholders, assuming the exchange of Class B to Class A Common Stock	$(226,955)	$(445,988)

Weighted average shares Class A Common Stock outstanding	244,389	198,605
Weighted average shares converted from Class B Common Stock outstanding	—	737,320

Total weighted average shares Class A Common Stock outstanding (diluted)	244,389	935,925

Net loss per share from continuing operations	$(0.89)	$(0.47)
Net loss per share from discontinued operations	(0.04)	(0.01)

Net loss per share	$(0.93)	$(0.48)

Higher net loss per share on a diluted basis for the three months ended March 31, 2010 is due to the hypothetical loss of partnership status for Clearwire Communications upon conversion of all Clearwire Communications Class B Common Interests and Class B Common Stock.

The diluted weighted average shares did not include the effects of the following potential common shares as their inclusion would have been antidilutive (in thousands):

	Three Months Ended March 31, 2011	Three Months Ended March 31, 2010
Class B Common Stock	743,481	—
Exchangeable Notes conversion shares	103,001	—
Stock options	15,427	20,232
Restricted stock units	14,993	11,680
Warrants	17,806	17,806
Subscription rights	—	113,375
Contingent shares	—	6,161

	894,708	169,254

We have calculated and presented basic and diluted net loss per share of Class A Common Stock. Class B Common Stock net loss per share is not calculated since it does not contractually participate in distributions of Clearwire.

15. Business Segments

Information about operating segments is based on our internal organization and reporting of revenue and operating income (loss) based upon internal accounting methods. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. Our chief operating decision makers are our interim Chief Executive Officer and our Chief Operating Officer. Prior to June 30, 2011, we had identified two reportable segments: the United States and the international operations. As of June 30, 2011, substantially all of our international operations’ assets and liabilities are being held for sale and have been classified and accounted for as discontinued operations. As a result, prior periods which included these assets and liabilities as well as the related results of operations have been retrospectively adjusted to separately disclose them as discontinued operations. For the three months ended March 31, 2011 and 2010, our business now constitutes a single reportable segment as a provider of wireless broadband services in the United States. Subsequent to June 30, 2011, our remaining international assets are comprised primarily of investments in international affiliates and notes receivable.

16. Related Party Transactions

We have a number of strategic and commercial relationships with third parties that have had a significant impact on our business, operations and financial results. These relationships have been with Sprint, Intel Corporation, Google Inc., Comcast Corporation, which we refer to as Comcast, Time Warner Cable Inc., Bright House Networks, LLC, Eagle River Holdings LLC, Ericsson, Inc., Switch & Data, Inc., Dashwire Inc., and Motorola, Inc., all of which are or have been related parties. Some of these relationships include agreements pursuant to which we sell wireless broadband services to certain of these related parties on a wholesale basis, which such related parties then resell to each of their respective end user subscribers. We will sell these services at terms defined in our contractual agreements.

The following amounts for related party transactions are included in our condensed consolidated financial statements (in thousands):

	March 31, 2011	December 31, 2010
Accounts receivable	$49,303	$22,297
Prepaid assets and other assets	$4,994	$5,010
Accounts payable and accrued expenses	$17,314	$11,161

	Three Months Ended March 31,
	2011	2010
Revenue	$61,020	$3,389
Cost of goods and services and network costs (inclusive of capitalized costs) (COGS)	$32,339	$18,948
Selling, general and administrative (SG&A)	$2,433	$555

Relationships among Certain Stockholders, Directors, and Officers of Clearwire — As of March 31, 2011, Sprint, through Sprint HoldCo LLC, a wholly-owned subsidiary, owned the largest interest in Clearwire with an effective voting and economic interest in Clearwire of approximately 54% and Intel Corporation, Google Inc., Comcast, Time Warner Cable Inc., Bright House Networks, LLC and Eagle River Holdings LLC collectively owned a 32% interest in Clearwire.

Sprint Wholesale Relationship — As noted above, Sprint owned the largest interest in Clearwire as of March 31, 2011. We have a number of material arrangements with Sprint including a non-exclusive 4G MVNO agreement whereby we sell 4G wireless broadband services to Sprint and other parties for the purposes of marketing and reselling our 4G wireless broadband services to their respective end user subscribers and a non-exclusive 3G MVNO agreement whereby Sprint sells to us its code division multiple access and mobile voice and data communications services, which we refer to collectively as 3G wireless services, for purposes of resale to our retail customers. For the three months ended March 31, 2011 and 2010, we received $33.0 million and $1.6 million, respectively from Sprint for 4G broadband wireless services we provide to Sprint and other parties. For the three months ended March 31, 2011 and 2010 we paid $8.7 million and $0, respectively to Sprint for 3G wireless services provided by Sprint to us. Sprint is a significant wholesale customer of our 4G wireless broadband services. During the three months ended March 31, 2011, wholesale revenue recorded attributable to Sprint comprised approximately 25% of total revenues. See Note 17, Subsequent Event for a description of the recent resolution of the ongoing disputes between the Sprint and Clearwire relating to wholesale pricing terms under existing commercial agreements.

Sprint Master Site Agreement — We entered into a master site agreement with Sprint, which we refer to as the Master Site Agreement, pursuant to which Sprint and we established the contractual framework and procedures for the leasing of tower and antenna collocation sites to each other. Leases for specific sites will be negotiated by Sprint and us on request by the lessee. The leased premises may be used by the lessee for any activity in connection with the provision of wireless communications services, including attachment of antennas to the towers at the sites. The term of the Master Site Agreement is ten years from the Closing. The term of each lease for each specific site will be five years, but the lessee has the right to extend the term for up to an additional 20 years. The monthly fee will increase 3% per year. The lessee is also responsible for the utility costs and for certain additional fees. During the three months ended March 31, 2011 and 2010, we recorded rent expense of $14.3 million and $9.3 million, respectively.

Davis Wright Tremaine LLP — The law firm of Davis Wright Tremaine LLP serves as our primary outside counsel, and handles a variety of corporate, transactional, tax and litigation matters. Mr. Wolff, who currently sits on our board of directors and is our former Chief Executive Officer, is married to a partner at Davis Wright Tremaine LLP. However, Mr. Wolff’s spouse has not received any compensation directly from us. For the three months ended March 31, 2011 and 2010, we paid $596,000 and $1.0 million to Davis Wright Tremaine LLP for legal services, respectively. This does not include fees paid by Old Clearwire.

Ericsson, Inc — Ericsson, Inc., which we refer to as Ericsson, provides network deployment services to us, including site acquisition and construction management services. Dr. Hossein Eslambolchi, who currently sits on our board of directors, had a consulting agreement with Ericsson. As part of his consulting agreement, Dr. Eslambolchi received payments for his services from Ericsson. He has not received any compensation directly from us related to his relationship with Ericsson. For the three months ended March 31, 2011, we capitalized $8.8 million in costs paid to Ericsson to Network and Base Station Equipment, of which $7.1 million was included in Accounts payable and other current liabilities.

17. Subsequent Event

2011 Results and Liquidity Update

The subsequent event information that follows should be read in conjunction with the information included in the Company’s Form 10-K for the year ended December 31, 2010, filed February 22, 2011, other than Items 6, 7 and 8 (as updated herein), the information contained in the Company’s Form 10-Q for the quarter ended March 31, 2011, filed May 4, 2011, other than Items 1 and 2 (as updated herein), the Company’s Form 10-Q for the quarter ended June 30, 2011, filed August 4, 2011 and the Company’s Form 10-Q for the quarter ended September 30, 2011, filed November 3, 2011.

As of September 30, 2011, we offered our services in 88 markets in the United States covering an estimated 134.9 million people, including an estimated 132.7 million people covered by our 4G mobile broadband networks in 71 markets. We ended the quarter with approximately 1.3 million retail and 8.2 million wholesale subscribers. As of September 30, 2011, our other 17 markets in the United States, covering an estimated 2.2 million people, continued to operate with a legacy network technology, which we refer to as Pre-4G, that is based on a proprietary set of technical standards offered by a subsidiary of Motorola Solutions, Inc., which we refer to as Motorola.

Internationally, as of September 30, 2011, our networks covered an estimated 2.9 million people and we had approximately 40,000 retail subscribers. We offer 4G mobile broadband services in Seville and Malaga, Spain and a Pre-4G network in Brussels and Ghent, Belgium. As a result of a strategic decision to focus investment in the United States market, during the second quarter of 2011, we committed to sell our operations in Belgium, Germany and Spain. We expect these sales to be completed by the second quarter of 2012. As a result, the assets and related liabilities and results of operations of these international operations are separately disclosed as discontinued operations.

On April 18, 2011, we signed a series of agreements with Sprint that substantially changed the terms upon which we sell 4G wireless broadband services to Sprint and purchase 3G wireless services from Sprint. Under those agreements, which we collectively refer to as the Sprint Wholesale Amendments, the parties agreed on a new usage-based pricing structure that applies to most 4G wireless broadband services purchased by Sprint, and Sprint agreed, subject to certain exceptions, to pay us a minimum of $300.0 million for our services in 2011 and $550.0 million in 2012, to prepay us another $175.0 million over a two-year period for services purchased beyond those covered by the minimum commitment and to pay us approximately $28.2 million to settle outstanding disputes related to prior usage. Additionally, the Sprint Wholesale Amendments resolved a number of disputes related to wholesale pricing. Of these amounts, Sprint paid us approximately $305.6 million during the first nine months of 2011 and $110.1 million in October 2011.

        We have also implemented various cost savings initiatives. We entered into a managed services agreement with Ericsson, under which Ericsson will operate, maintain, and support our network. As part of the agreement, approximately 700 network operations employees and contractors were transferred to Ericsson, and we will pay Ericsson annual service fees over the 7-year term. Additionally, we transitioned a substantial portion of our current customer care operations to TeleTech Holdings, Inc., which we refer to as TeleTech, in connection with the expansion of an existing outsourcing agreement. Under the agreement, TeleTech will be responsible for managing day-to-day customer care services for our customers. Approximately 700 customer care employees in Las Vegas, Nevada and Milton, Florida were transferred to TeleTech. With these agreements and other reductions in our workforce, as of September 30, 2011, we had approximately 3,200 fewer employees than we had at our peak in the third quarter 2010 and ended the quarter with 1,053 employees. To reduce costs, we also terminated, or elected not to renew, a number of existing tower leases that are not currently used to provide service. In addition, we continued to lower the cost of our retail business by, among other things, increasing the use of lower cost sales channels such as indirect dealers and online sales and reducing the amount we spend on marketing. Each of these actions has lowered our operating costs and our need for additional capital for our current business. However, we believe certain of these initiatives will also likely result in slower growth in our retail subscriber base throughout 2011 compared to prior periods.

Our future plans, which are subject to raising additional capital, focus on deploying Long Term Evolution technology, which we refer to as LTE, on our network alongside existing mobile WiMAX. With Sprint’s recent announcements that it plans to deploy its own LTE network and that it is only committed to selling mobile WiMAX devices through 2012, together with the recent decision by Sprint to limit usage of our mobile WiMAX network by its subscribers with hot spot functionality and non-smartphone devices, we believe that the revenues we will receive from our mobile WiMAX wholesale business in future periods, when combined with the revenues we expect to receive from our retail business, could fall materially short of the amount required to continue to operate our business. To generate sufficient revenues, we believe we need to both obtain further wholesale commitments from Sprint beyond those in the Sprint Wholesale Amendments and secure new wholesale partners. We believe that both require that we successfully implement our plans to deploy LTE alongside mobile WiMAX on our network.

Our initial LTE deployment, which we refer to as the LTE Network, would cover those areas of our existing markets where we and other carriers have historically experienced the highest concentration of usage. We believe that this scope of LTE deployment will provide us with the best opportunity to receive significant wholesale revenue from current and future wholesale partners over the long term, while not substantially impairing our retail business. In addition to the deployment of LTE, further network development may include, among other things, expanding our network to new markets and improving our network coverage in markets we have previously launched by increasing site density and/or our coverage area.

Reaching agreement with Sprint on an adequate wholesale commitment for our planned LTE Network, as well as an agreement providing us with additional mobile WiMAX revenue beyond the existing commitments under the Sprint Wholesale Amendments, is our top priority. On October 25, 2011, we entered into a non-binding cooperation agreement with Sprint to work together on the technical specifications of the LTE network. The cooperation extends to the design and operations of the network to ensure seamless hand-offs and service layer control that meet Sprint’s customer experience requirements, cover the cell site selection and timing of site builds, and involves working with original equipment manufacturers to design devices and to include certain chipsets in devices. While the cooperation agreement does not include any further wholesale commitments from Sprint, we believe that it may clear the way for an agreement on commercial terms under which Sprint would agree to utilize and pay for use on our LTE Network.

During the nine months ended September 30, 2011, we incurred $2.21 billion of net losses from continuing operations. We utilized $641.9 million of cash in operating activities of continuing operations and spent $387.1 million on capital expenditures in the improvement and maintenance of our networks. We do not expect our operations to generate cumulative positive cash flows during the next twelve months. As of September 30, 2011, we had available cash and short-term investments of approximately $697.8 million. On December 1, 2011, we have interest payments due on our outstanding indebtedness of $236.9 million.

As of September 30, 2011, we believe that we had sufficient cash to fund the near-term liquidity needs of our business for the next 12 months based on the cash and short term investments we had on hand as of the end of the quarter, the expected impact of our recent expense reductions, our decision to condition any further network development on receipt of additional capital, and the cash we expect to receive for our mobile WiMAX services from our retail business and from Sprint under the Sprint Wholesale Amendments. If our business fails to perform as we expect or if we incur unforeseen expenses, we may be required to raise additional capital in the near term to fund our current business. Also, we believe we will need to raise substantial additional capital to fund our business and meet our financial obligations beyond the next 12 months as well as to deploy the LTE Network and otherwise continue the development of our networks.

The amount of additional capital we will need to fund our business and the LTE Network, and the timing of our capital needs, will depend on a number of factors, many of which are outside of our control and subject to a number of uncertainties. The primary factor determining the amount of additional capital we require will be the amount of cash we receive from Sprint for our services, which will likely depend on whether we receive further wholesale commitments from Sprint beyond those in the Sprint Wholesale Amendments. Other factors include the amount of cash generated by our retail business and by the wholesale business from new and existing wholesale customers other than Sprint, our ability to maintain reduced operating expenses and capital expenditures and the accuracy of our other projections of future financial performance.

The amount and timing of additional financings, if any, to satisfy our additional capital needs are difficult to estimate at this time. We have been pursuing various alternatives for securing additional capital. We are continuing to seek additional equity and debt financing from a number of potential sources, including new and existing strategic investors, private or public offerings and vendors. With the recent trading price of our Class A common stock, any additional equity financings would be extremely dilutive to our stockholders, while any additional debt financings could increase our future financial commitments, including aggregate interest payments on our existing and new indebtedness, to levels that we find unsustainable. Other alternatives being explored include, among other things, a sale of certain of our assets that we believe are not essential for our business.

Our recent efforts to obtain additional capital have been hampered by, among other things, continued volatility in the capital markets, declines in the trading prices of our outstanding debt and equity, recent announcements by Sprint related to its future 4G business strategy and the perceived impact of Sprint’s new 4G strategy on our business and the value of our assets. If these events continue to adversely affect us, additional capital may not be available on acceptable terms, or at all.

If we are unable to raise sufficient additional capital or fail to receive adequate further wholesale commitments from Sprint, our business prospects, financial condition and results of operations will likely be materially and adversely affected, and we will be forced to consider all available alternatives.

Sprint Wholesale Amendments

On April 18, 2011, we entered into the Sprint Wholesale Amendments pertaining to new wholesale pricing terms for the 4G wireless broadband services we provide to Sprint and the 3G wireless services provided by Sprint to us. Those agreements are as follows: (1) April 2011 Clearwire / Sprint Amendment to the 4G MVNO Agreement, which we refer to as the 4G Amendment; (2) First Amendment to the December 23, 2009 Dual Mode Settlement Letter Agreement, which we refer to as the Dual Mode Amendment; (3) Settlement and Release Agreement, which we refer to as the Settlement Agreement; (4) Sprint / Clearwire First Amendment to the MVNO Support Agreement (3G), which we refer to as the 3G Amendment; and (5) Amended and Restated Enhanced In-Building Coverage Deployment Agreement, which we refer to as the CNS Agreement.

The 4G Amendment amends the terms upon which Clearwire sells 4G wireless broadband services to Sprint and its subsidiaries and affiliates under the 4G MVNO Support Agreement dated November 28, 2008, which we refer to as the 4G Agreement. The initial term period of the 4G Agreement remains unchanged, with a termination date of November 28, 2013, and automatic five year renewal periods. The 4G Amendment includes, among other things, the following material terms:

•	A take-or-pay commitment from Sprint to Clearwire in the amount of $300.0 million for 2011 and $550.0 million for 2012, which is subject to certain exceptions and payable in quarterly increments;

•

A $175.0 million pre-payment from Sprint, payable in quarterly increments in 2011 and 2012, for 4G wireless broadband services purchased from Clearwire during the remainder of the term of the 4G Agreement. For 2011 and 2012, the pre-payment will be applied to invoices for services that are not eligible for the take-or-pay commitments and after exhaustion of the applicable take-or-pay commitment, and for 2013 and beyond, the pre-payment will be applied to invoices until exhausted;

•

A usage-based pricing structure for most 4G wireless broadband services provided to Sprint. Under this structure, the amount paid by Sprint for 4G wireless broadband services will be determined on a per-gigabyte, which we refer to as GB, basis for the aggregate volume of data usage by Sprint’s customers on Clearwire’s network for a particular month. The 4G Amendment includes multiple volume pricing tiers that are used in determining the per-GB price, with the price decreasing for usage that exceeds certain aggregate monthly volume thresholds. The 4G Amendment includes a market rate adjustment mechanism that may adjust the per-GB pricing beyond 2012 if there are changes in certain agreed-upon indexes;

•

For Sprint’s customers with low or no usage on Clearwire’s 4G mobile broadband network, including those residing outside of Clearwire’s launched markets, there is a nominal minimum fee payable per device, subject to exceptions;

•	Certain other pricing plans are also available to Sprint for specific and unique services;

•

Subject to certain restrictions under the 4G Amendment, Sprint is permitted to resell the 4G wireless broadband service on a wholesale basis to other companies, and those companies, in turn, may resell the 4G wireless broadband service on a wholesale basis. For 4G wireless broadband services resold on a wholesale basis by Sprint, the prices paid to Clearwire by Sprint are generally determined under the same pricing structure as for Sprint retail customers, with Sprint being required to also pay Clearwire a small premium;

•

A most favored reseller provision that generally grants Sprint the right to receive the lowest prices Clearwire charges resellers for 4G wireless broadband services, subject to certain limitations; and

•

An additional pricing discount for Sprint relative to the prices paid by other resellers for the 4G wireless broadband services. Under the 4G Amendment, Sprint has agreed to waive this discount if certain other triggering events occur.

The Dual Mode Amendment resolves a pending dispute concerning how Clearwire and Sprint will allocate future revenue from 4G wireless broadband service usage by other parties to the 4G Agreement over dual mode devices that utilize both Sprint’s 3G and Clearwire’s 4G networks. The Settlement Agreement resolves disputes between Clearwire and Sprint over amounts due and owing for (a) prior usage by Sprint’s end users of Clearwire’s 4G wireless broadband service, (b) prior usage by Clearwire’s end users of Sprint’s 3G wireless service, and (c) other disputes between Clearwire and Sprint over the allocation of revenue from 4G wireless broadband services usage over dual mode devices. In settlement of those disputes and in consideration for other transactions entered into by the parties, Sprint will pay Clearwire a net $28.2 million. Under the Settlement Agreement, the parties also agreed to withdraw from the pending arbitration proceeding.

The 3G Amendment amends the 3G MVNO Support Agreement dated November 28, 2008, which we refer to as the 3G Agreement, under which Sprint sells 3G wireless service to Clearwire and certain other parties. The 3G Amendment replaces Schedule 1.0 of the 3G Agreement with a new Schedule 1.0 setting forth the prices to be paid by Clearwire for the 3G wireless service and the terms under which Clearwire can resell 3G services on a retail and wholesale basis.

Under the CNS Agreement, Sprint will be entitled to deploy at its cost and expense an unlimited number of custom network solutions, which we refer to as CNS, designed to enhance in-building 4G network coverage for Sprint’s customers. The CNS deployments must be compatible with Clearwire’s 4G network and generally are extensions of Clearwire’s 4G network. However, Sprint is entitled to deploy up to 1,000 wireless local area networks, which we refer to as WLANs, that are not an extension of the 4G network, but which transmit on a portion of Clearwire’s spectrum. In each case, any such deployment remains subject to design approval and certain other approvals by Clearwire. The CNS Agreement requires Sprint to pre-pay Clearwire in advance for certain design review and engineering services. In addition, Sprint is required to pay Clearwire monthly recurring charges that vary based upon the type and size of the CNS deployment in lieu of usage based charges. The CNS Agreement allows Clearwire end users to roam on Sprint’s CNS deployments at no charge to Clearwire. Under the CNS Agreement, Clearwire may, in its discretion, elect to purchase the CNS equipment installed by Sprint at an agreed price, provided that Clearwire continues to support Sprint’s CNS customers for a specified period of time after consummation of such purchase.

Pro forma effect of Sprint Wholesale Amendments on First Quarter Results

The pricing provisions agreed to in the 4G Amendment are applicable from and after January 1, 2011. However, in accordance with U.S. GAAP applicable to revenue recognition, our first quarter results do not reflect the additional revenues due to us as a result of the April 18, 2011 amendments noted. During our second quarter of fiscal 2011, we will recognize revenue of approximately $16.1 million attributable to services provided in the first quarter. Had the 4G Amendment been in effect as of March 31, 2011, our pro forma revenues for the first quarter of 2011 would have increased by $16.1 million, and the pro forma Net loss from continuing operations attributable to Clearwire Corporation would have decreased by $4.0 million ($0.02 per share).

On April 27, 2011 we received a cash payment of $181.5 million comprised of the initial installments of the take-or-pay commitment for 2011 and the pre-payment and the $28.2 million settlement amount in accordance with the Settlement Agreement. In the second quarter of 2011, in addition to revenues earned during the second quarter, we expect to record the $16.1 million of revenue attributable to services provided in the first quarter, and the portion of the $28.2 million of cash received related to services provided in periods prior to December 31, 2010.

18. Discontinued Operations

As a result of a strategic decision to focus investment in the United States market, during the second quarter of 2011, we committed to sell our operations in Belgium, Germany and Spain. We expect these sales to be completed within one year. These businesses comprised substantially all of the remaining operations previously reported in our International segment. Associated results of operations and financial position are separately reported as discontinued operations for all periods presented. Results of operations and financial position presented for periods prior to the second quarter of 2011 include other businesses that were reported in our International segment. The sale of our businesses in Ireland, Poland, and Romania were individually immaterial for separate disclosure in prior periods. Summarized financial information for discontinued operations is shown below (in thousand):

	Three Months Ended March 31,
	2011	2010
Total revenues	$5,219	$5,910

Loss from discontinued operations before income taxes	$(40,594)	$(12,459)
Income tax benefit (provision)	(94)	—

Net loss from discontinued operations	(40,688)	(12,459)
Less: non-controlling interests in net loss from discontinued operations of consolidated subsidiaries	30,610	9,794

Net loss from discontinued operations attributable to Clearwire Corporation	$(10,078)	$(2,665)

	March 31, 2011	December 31, 2010
Assets
Current assets:
Cash and cash equivalents	$1,745	$3,320
Prepaid assets and other assets	7,018	4,058

Total current assets	8,763	7,378
Property, plant and equipment, net	11,699	17,160
Spectrum licenses, net	48,926	68,610
Other assets	3,239	3,617

Total assets of discontinued operations	$72,627	$96,765

Liabilities
Current liabilities	$14,558	$11,067
Other long-term liabilities	23,074	21,004

Total liabilities of discontinued operations	$37,632	$32,071